Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Applauds Biodiesel Blender Tax Credit Extension

HOUSTON, TX - October 6, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, applauds the recently enacted Emergency Economic Stabilization Act (the “Act”), extending the biodiesel tax incentive for one year through December 31, 2009 and providing parity for second use feedstocks. The incentive was scheduled to expire on December 31, 2008.

The Act provides that all biodiesel fuel, regardless of feedstock source, qualifies for the $1.00 per gallon biodiesel incentive beginning on January 1, 2009. Under the past legislation, biodiesel produced from second use, or non-virgin, feedstocks, such as yellow grease collected from restaurants, was only eligible for a $0.50 per gallon tax incentive. Additionally, the new legislation closes the so-called “splash and dash” loophole, which allowed foreign-produced biodiesel to be sent to the U.S., splash blended to claim the tax incentive, and then shipped to a third country for final use.  The Act further defines the $1.00 renewable diesel tax incentive to exclude co-processed renewable diesel.

“We are extremely pleased with the outcome of this legislation and believe it is a key development in the sustainability of the biodiesel industry in the United States,” said Kenneth Hern, Chairman and CEO of Nova.  “We firmly believe that with the future of this blender tax credit now certain, coupled with the Renewable Fuels Standard mandate of 500 million gallons of biodiesel in 2009 and the measures taken to shore up the banking industry, Nova is in a good position to consummate an expansion of our working capital line.  Moreover, it has always been our focus to provide our shareholders with a long-term investment horizon.”

Mr. Hern continued, “As we have previously stated, the blender tax credit has far reaching implications for fuel blenders, feedstock providers and biodiesel producers.  The extension provides the needed stability to the market place, and more importantly, the Act establishes parity amongst feedstock supplies, both virgin and non-virgin in genesis.  By removing the economic bias against certain feedstocks, Nova is better positioned to employ the full potential of our unique process technology.  Based on current availability of feedstock in the Illinois area, we believe that feedstock parity will allow our Seneca biodiesel refinery to improve its average feedstock cost by about $0.01 to $0.02 per pound with about a 10% improvement in gross margins.”

For additional information regarding the biodiesel tax incentive, visit:

http://www.biodiesel.org/news/taxincentive/

http://www.biodiesel.org/news/08clickthrus/20081003_taxextender.shtm

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 200 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is completing the final testing and performance requirements related to the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois, commencing the marketing of 10 million gallons per year of biodiesel to be obtained pursuant to its off-take agreement with the Scott Petroleum biodiesel refinery in Greenville, Mississippi and investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended July 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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